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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                         (AMENDMENT NO. __________ )(1)

                            NATIONAL AUTO CREDIT, INC
                                (NAME OF ISSUER)

                          Common Stock, $.05 par value
                         (TITLE OF CLASS OF SECURITIES)

                                   632900 10 6
                                 (CUSIP NUMBER)

                                  JUNE 23, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)

         [ X ]    Rule 13d-1(c)

         [   ]    Rule 13d-1(d)

----------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 632900 10 6                                    13G

1.                NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Ernest C. Garcia II

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                     (a) [ ]
                                     (b) [ ]

                  NOT APPLICABLE

3.                SEC USE ONLY

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Arizona, United States of America

 NUMBER OF                 5.       SOLE VOTING POWER
  SHARES
BENEFICIALLY                        1,972,630 (Item 4)
  OWNED                    6.       SHARED VOTING POWER
    BY
   EACH                             0
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON
   WITH                             1,972,630 (Item 4)

                           8.       SHARED DISPOSITIVE POWER

                                    0

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,972,630 (Item 4)

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES
                                    [ ]

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.91% (Item 4)

12.               TYPE OF REPORTING PERSON

                  IN


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CUSIP NO. 632900 10 6               13G


Item 1(a)         NAME OF ISSUER:

                  NATIONAL AUTO CREDIT, INC.("NAC")

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  30000 Aurora Road
                  Solon, OH 44139

Item 2(a)         NAME OF PERSON FILING:

                  Ernest C. Garcia II

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2525 East Camelback Road, Suite 1150
                  Phoenix, Arizona 85016

Item 2(c)         CITIZENSHIP:

                  United States of America

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.05 par value ("Common Stock")

Item 2(e)         CUSIP NUMBER:

                  632900 10 6

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

(a)  [   ]        Broker or Dealer registered under Section 15 of the Act.

(b)  [   ]        Bank as defined in Section 3(a)(6) of the Act.

(c)  [   ]        Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)  [   ]        Investment company registered under Section 8 of the
                  Investment Company Act of 1940.

(e)  [   ]        An investment advisor in accordance with Rule 13d-1(b)(1)
                  (ii)(E);

(f)  [   ]        An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

(g)  [   ]        A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

(h)  [   ]        A savings association as defined in Section 3 (b) of the
                  Federal Deposit Insurance Act;

(i)  [   ]        A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

(j)  [   ]        Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1 (c), check this box. [ X ]


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CUSIP NO. 632900 10 6               13G


Item 4   OWNERSHIP:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount Beneficially Owned: 1,972,630

(b)      Percent of Class: 6.91% (1)

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                      1,972,630

         (ii)     Shared power to vote or to direct the vote

                      0

         (iii)    Sole power to dispose or to direct the disposition of

                      1,972,630

         (iv)     Shared power to dispose or to direct the disposition of

                      0

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

                  NOT APPLICABLE

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  NOT APPLICABLE

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  NOT APPLICABLE

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  NOT APPLICABLE

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(1)      Ownership percentage of Common Stock is based upon the common shares outstanding per the Issuer's October 31, 1997 Form 10-Q (28,547,944 shares of Common Stock outstanding at November 28, 1997). This is the most current public document on file with the SEC, which the reporting person was able to locate since the Issuer has filed a Form 12B-25 to extend the filing of its Form 10-K for the fiscal year ended January 31, 1998.


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CUSIP NO. 632900 10 6               13G

Item 9            NOTICE OF DISSOLUTION OF GROUP.

                  NOT APPLICABLE

Item 10           CERTIFICATIONS.

                  By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 632900 10 6               13G

                                   SIGNATURE:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  June 30, 1998
                  ----------------
                  (Date)

                  /s/ ERNEST C. GARCIA II
                  ------------------------
                  (Signature)

                  ERNEST C. GARCIA II, AS AN INDIVIDUAL
                  -------------------------------------
                  (Name/Title)


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